EXHIBIT 10.9

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made this 16th day of March, 2009 (“Effective Date”) between Thomas M. Rohrs (the “Executive”) and Electroglas, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive is employed by the Company; and

WHEREAS, the Company desires to retain the services of Executive through in event of a Change of Control (as hereinafter defined) of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Definitions.

(a)           Change of Control.  For purposes of this Agreement only, a “Change of Control” shall be defined as any of the following transactions, the Closing Date of which occurs during calendar year 2009, provided, however, that the Company’s existing pre Change of Control Board of Directors (the “Board”) shall determine under parts (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)           a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)           the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)           any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than ninety percent (90%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(iv)           acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than ninety percent (90%) of the total combined voting power of the Company’s outstanding securities.

(b)           Cause.  For purposes of this Agreement only, “for Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

(c)           Good Reason.  For purposes of this Agreement only, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of Executive, and (ii) such event occurs after a Change of Control (as hereinafter defined):  (A) a change in Executive’s position with the Company which materially reduces Executive's level of responsibility; (B) a material reduction in Executive’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than fifty miles; provided, however, that Executive shall give written notice to the Board within 30 days of Executive’s knowledge of the situation(s) giving rise to the alleged Good Reason; provided, further that in such case, (x) the Company shall have 30 days after delivery of such written notice to cure the situation, and (y) only if the Company does not cure the situation within that time and Executive within 15 days of the end of such period terminates employment in accordance with this provision shall Good Reason exist; provided, further, that notwithstanding the definition herein, the Board (as constituted immediately prior to a Change of Control) have determined in its sole discretion whether Good Reason exists for purposes of this Agreement, taking into consideration the Executive’s compensation from the Company following the Change of Control.

(d)           Closing Date.  “Closing Date” shall mean the date of the first closing of any transactions constituting a Change of Control.

(e)           Termination Date.  “Termination Date” shall mean the date the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason (a “Qualifying Termination”).

(f)           Company.  “Company” shall mean Electroglas, Inc. and its successors or assigns (including without limitation, any entity, entities or persons acquiring control of the Company through a Change of Control).

2.           Term; Change of Control Bonus.  If, within the three (3) month period beginning with the Closing Date of a Change of Control, Executive shall experience a Qualifying Termination, then the Company shall pay the Executive the Change of Control Bonus.  The Change of Control Bonus, if any, shall be paid promptly following the effectiveness of the release of claims provided for in Section 4(a), but in no event later than two and one-half (2½) months following the calendar year of the Termination Date.  The “Change of Control Bonus” shall equal two hundred seventy-five thousand dollars ($275,000).  No Change of Control Bonus shall be payable with respect to a termination of employment that is not a Qualifying Termination or a termination occurring after the end of the Term.

EXHIBIT 10.9

3.           No Employment Agreement, Employment at Will.  Executive and the Company each acknowledge and agree that:  (i) this Agreement does not provide for the terms and conditions of Executive’s employment with the Company prior to any Change of Control and does not require or obligate Executive to provide services to the Company or the Company to continue to employ Executive; and (ii) Executive’s employment with the Company is and remains an employment relationship terminable at will and without advance notice by either Executive or the Company.

4.           Conditions to Benefits.

(a)           Release of Claims Agreement.  The receipt of any Change of Control Bonus pursuant to Section 2 will be subject to Executive signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Executive’s Qualifying Termination. No Change of Control Bonus will be paid until the release of claims agreement becomes effective.

(b)           Other Requirements.  Executive’s receipt of the Change of Control Bonus will be subject to Executive continuing to comply with the terms of any form of confidential information agreement and the provisions of this Section 4.

5.           Stock Option Acceleration.  If during calendar year 2009 there occurs a Change of Control while Executive remains in the employment of the Company, all outstanding options to purchase Company stock held by Executive shall vest and become fully exercisable immediately prior to, and contingent on, the Change of Control.  The vesting acceleration provided for herein shall supplement, and not replace, any acceleration provided for in the governing option documents.

6.           Notices.  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, by facsimile or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Electroglas, Inc.
5729 Fontanoso Way
San Jose, CA 95138-1015
Attn:

or to the Executive at:

Notice of change of address shall be effective only when done in accordance with this Section.

7.           Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.           Taxes.  All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive.  Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service.  Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s Qualifying Termination, then only that portion of the Change of Control Bonus provided for hereunder, together with any other severance payments or benefits that may otherwise be considered deferred compensation under Section 409A, which (a) do not exceed the Section 409A Limit (as defined below), and (b) which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s Qualifying Termination in accordance with Section 2 above or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit.  Otherwise, the portion of the Change of Control Bonus, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s Qualifying Termination will accrue during that six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s Qualifying Termination (or the next business day if such date is not business day), provided Executive has complied with the requirements for such payment.  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s “annualized compensation,” as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the termination, or such successor limit as may apply.  Notwithstanding anything to the contrary, no actions taken pursuant to this section shall reduce the total amount of payments and benefits owed to Executive and to be paid to Executive under this Agreement.

9.           Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

10.           Entire Agreement.  This Agreement represents the entire Agreement and understanding between the Company and the Executive concerning the Executive’s Qualifying Termination of employment with the Company after a Change of Control.  This Agreement supersedes any prior agreement or understanding of the parties with respect to the subject matter hereof.

11.           No Oral Modification.  This Agreement may only be amended in a writing signed by the Executive and the Company.

12.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

13.           Attorneys’ Fees.  If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.

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EXHIBIT 10.9

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Electroglas, Inc.,
a Delaware corporation

By: /s/ C. Scott Gibson
Name: C. Scott Gibson
Title: Director & Comp Committee Chair

EXECUTIVE

/s/ Thomas M. Rohrs
Thomas M. Rohrs